EXHIBIT 10.1

Execution Version

FIRST AMENDMENT TO THE

REORGANIZATION AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the REORGANIZATION AGREEMENT, dated as of December 11, 2023 (the “Original Agreement”), by and among LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty Media”), LIBERTY SIRIUS XM HOLDINGS INC., a Delaware corporation (“SplitCo”), and SIRIUS XM HOLDINGS INC., a Delaware corporation (“SiriusXM”), is made as of June 16, 2024, by and among Liberty Media, SplitCo and SiriusXM.

RECITALS:

WHEREAS, Liberty Media, SplitCo and SiriusXM intend to amend the Exchange Ratio in order to reduce the total number of outstanding shares of SplitCo Common Stock as of immediately following the Closing;

WHEREAS, Liberty Media, SplitCo and SiriusXM intend to make certain changes to the Restructuring Plan as described herein;

WHEREAS, concurrently herewith, Liberty Media, SplitCo, Radio Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of SplitCo (“Merger Sub”), and SiriusXM have entered into that certain First Amendment, as of the date hereof, to the Agreement and Plan of Merger, dated as of December 11, 2023, pursuant to which, among other things, the parties amended the SiriusXM Exchange Ratio (as defined in the Merger Agreement) in order to reduce the total number of outstanding shares of SplitCo Common Stock as of immediately following the Closing; and

WHEREAS, the parties now desire to amend the Original Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Liberty Media, SplitCo and SiriusXM hereby agree as set forth herein.

1.1             Terms. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

1.2            Amendment. The Original Agreement is hereby amended as follows:

 (a)            For all references to the Merger Agreement in the Original Agreement, the third recital in the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 WHEREAS, concurrently herewith, Liberty Media, SplitCo, Radio Merger Sub, LLC, a Delaware limited liability company and a wholly owned  Subsidiary of SplitCo (“Merger Sub”), and SiriusXM have entered into that certain Agreement and Plan of Merger, dated as of the date  hereof (as amended from time to time, the “Merger Agreement”), pursuant to which the parties thereto intend to effectuate the Merger (as  defined in the Merger Agreement), whereby Merger Sub will be merged with and into SiriusXM, with SiriusXM surviving the Merger as the  surviving corporation and a wholly owned subsidiary of SplitCo;

 (b)            Section 2.1(i) of the Original Agreement is hereby amended and restated in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 Notwithstanding anything to the contrary contained herein, holders of record of Liberty SiriusXM Common Stock shall not be entitled to  receive a fraction of a share of SplitCo Common Stock (each, a “Fractional Share”) pursuant to the Redemption. Liberty Media shall cause the  Redemption Agent to aggregate all Fractional Shares into whole shares and cause such whole shares to be sold after the Closing at  prevailing market prices on behalf of those holders of record who would have otherwise been entitled to receive a Fractional Share, and each  such holder of record who would have otherwise been entitled to receive a Fractional Share shall be entitled to receive cash, without interest,  rounded down to the nearest cent, in lieu of such Fractional Share in an amount equal to such holder’s pro rata share of the total cash  proceeds (net of any fees to the Redemption Agent) from such sales. The Redemption Agent will have sole discretion to determine when,  how and through which broker-dealers such sales will be made without any influence by SplitCo or Liberty Media. Following such sales, the  applicable holders of record will receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the  total net proceeds, less any applicable withholding taxes. If such holders of record physically hold one or more stock certificates or hold  stock through the Redemption Agent’s Direct Registration System, the check for any cash that such holders of record may be entitled to  receive instead of Fractional Shares will be mailed to such holders separately. The parties acknowledge that the payment of cash in lieu of  Fractional Shares does not represent separately bargained-for consideration and merely represents a mechanical rounding off for purposes of  avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Shares.

 (c)            Section 2.2 of the Original Agreement is hereby amended and restated in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 2.2 Liberty Media Condition to the Contribution and Redemption. The obligation of Liberty Media to effect the Contribution and Redemption  is subject to the satisfaction of the following conditions, none of which may ~~not~~ be waived: (i) the conditions precedent set forth in  Article VII (other than Section 7.1(b) and Section 7.1(h)) of the Merger Agreement shall have been satisfied or, to the extent permitted under  the terms thereof, waived and the parties thereto shall have confirmed that the Merger Closing will occur subject only to the occurrence of  the Effective Time and (ii) step 2 of the Restructuring Plan shall have been completed.

 (d)            The definition of “Exchange Ratio” in Section 7.1(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 “Exchange Ratio” means the product (rounded to the nearest ten thousandth) of (a) 0.1 multiplied by (b) the quotient ~~(rounded to the nearest ten thousandth)~~ of (1) (A) the aggregate number of Liberty Owned SiriusXM Shares (as defined in the Merger Agreement) minus (B) the LSXM Net Liabilities Share Adjustment divided by (2) (A) the Fully Diluted LSXM Share Number minus (B) the Exercise Price Add-Back.

 (e)            The first sentence of clause (1) of Article FOURTH of the SplitCo A&R Charter attached to the Original Agreement as Exhibit B-1 is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

  FOURTH: (1) The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~[●]~~ 905,000,000 shares, consisting of (1) ~~[●]~~ 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) ~~[●]~~ 900,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).

 (f)             The second sentence of clause (1) of Article FOURTH of the SplitCo A&R Charter attached to the Original Agreement as Exhibit B-1 is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 Upon this Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each one (1) share of Common Stock  that is issued and outstanding immediately prior to the Effective Time is and shall automatically be subdivided and reclassified into the  number of shares of fully paid, nonassessable shares of Common Stock as shall equal the quotient of (i) the sum of (a) the product of the  number of shares of Series A Liberty SiriusXM common stock of Liberty Media Corporation, a Delaware corporation (“Liberty Media”), par  value $0.01 per share (“LSXMA”), issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio (as  defined in the Reorganization Agreement, dated as of December 11, 2023 (the “Reorganization Agreement,” as amended from time to time, a  copy of which shall be filed with the books and records of the Corporation and will be furnished by the Corporation, on request and without  cost, to any stockholder of the Corporation), by and among the Corporation, Liberty Media and Sirius XM Holdings Inc., a Delaware  corporation (“SiriusXM”)), rounded up to the nearest whole number, (b) the product of the number of shares of Liberty Media’s Series B  Liberty SiriusXM common stock, par value $0.01 per share (“LSXMB”), issued and outstanding immediately prior to the Effective Time  multiplied by the Exchange Ratio, rounded up to the nearest whole number, and (c) the product of the number of shares of Liberty Media’s  Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), issued and outstanding immediately prior to the Effective  Time multiplied by the Exchange Ratio, rounded up to the nearest whole number, divided by (ii) the number of shares of Common Stock that  are issued and outstanding immediately prior to the Effective Time (such subdivision and reclassification, the “Reclassification”), in each  case without any action by the holder thereof.

 (g)            Exhibit C of the Original Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A of this Amendment with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining.

 (h)            Exhibit D of the Original Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B of this Amendment with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining.

 (i)             Section 4(a)(i) of Exhibit E of the Original Agreement is hereby amended and restated in its entirety with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 SECTION 4. Shares Available for Awards

 (a) Shares Available.

 (i) Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, ~~350,000,000~~35,000,000; provided, that, subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be ~~70,000,000~~7,000,000. Notwithstanding the foregoing limitation, or any plan or program of the Company to the contrary, the maximum amount of compensation that may be paid to any single non-employee member of the Board in respect of any single fiscal year (including Awards under the Plan, determined based on the Fair Market Value of such Award as of the grant date, as well as any retainer fees) shall not exceed $1,000,000 (the “Non-Employee Director Compensation Limit”).

 (j)             The definition of “Merger Agreement” set forth in Section 1 of the Tax Sharing Agreement attached to the Original Agreement as Exhibit G is hereby amended and restated in its entirety with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 “Merger Agreement” means the Agreement and Plan of Merger dated as of December 11, 2023, by and among Distributing, Splitco, Radio Merger Sub, LLC, a Delaware limited liability company, and Sirius XM, as amended from time to time.

 (k)            The definition of “Reorganization Agreement” set forth in Section 1 of the Tax Sharing Agreement attached to the Original Agreement as Exhibit G is hereby amended and restated in its entirety with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 “Reorganization Agreement” means the Reorganization Agreement dated as of December 11, 2023, by and between Distributing, Splitco and Sirius XM, as amended from time to time.

1.3            Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Original Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties to this Amendment. Nothing in this Amendment shall be construed to modify any provision of the Original Agreement other than as specifically set forth above.

1.4            Miscellaneous. The provisions of Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.12 of the Original Agreement are hereby incorporated into this Amendment, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Gregory B. Maffei
Gregory B. Maffei
President and Chief Executive Officer

LIBERTY SIRIUS XM HOLDINGS INC.

By:	/s/ Renee L. Wilm
Renee L. Wilm
Chief Legal Officer and Chief Administrative Officer

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

[Signature Page to Amendment to Reorganization Agreement]

List of Omitted Exhibits

The following exhibits and schedules to the First Amendment to the Reorganization Agreement, dated as June 16, 2024, by and among Liberty Media Corporation, Liberty Sirius XM Holdings Inc. and Sirius XM Holdings Inc. have not been provided herein:

Exhibit A – Restructuring Plan

Exhibit B – SplitCo Assets

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.